EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-100179 on Form S-8 of our report dated June 25, 2013, relating to the financial statements and financial statement schedule of Northrop Grumman Corporation appearing in this Annual Report on Form 11-K of Northrop Grumman Financial Security and Savings Program for the year ended December 31, 2012.
/s/ DELOITTE & TOUCHE LLP
Los Angeles, California
June 25, 2013